As filed with the Securities and Exchange Commission on February 27, 2020

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Janus Henderson Group plc

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	6282	98-1376360
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Bishopsgate

EC2M 3AE

United Kingdom

+44 (0) 20 7818 1818
(Address of principal executive offices, including zip code)

Janus Henderson Group plc Third Amended and Restated 2010 Deferred Incentive Plan

(Full title of the plan)

Janus Henderson Group plc

151 Detroit Street

Denver, CO 80206

+1 (303) 333 3863

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Erica Schohn, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “emerging growth company,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $1.50	5,500,000	$26.70	$146,850,000.00	$19,061.13

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional Ordinary Shares that may be offered or issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $26.70 per Ordinary Share, which is the average of the high and low prices per share of the Ordinary Shares reported on the New York Stock Exchange on February 20, 2020.

EXPLANATORY NOTE

Previously, Janus Henderson Group plc (the “Registrant”) registered 2,300,000 Ordinary Shares under the Janus Henderson Group plc Second Amended and Restated 2010 Long-Term Incentive Plan, referred to as the Janus Henderson Group plc Third Amended and Restated 2010 Deferred Incentive Plan as of its amendment and restatement on February 3, 2020 (the “2010 Plan”), pursuant to a registration statement on Form S-8 (File No. 333-218365) filed on May 31, 2017 (the “2017 Registration Statement”). This Registration Statement on Form S-8 is being filed solely to register an additional 5,500,000 Ordinary Shares that may be issued under the 2010 Plan listed herein and which were added to the 2010 Plan by amendment on February 3, 2020.  Pursuant to General Instruction E to Form S-8, the contents of the 2017 Registration Statement are incorporated into this Registration Statement by reference, except that the provisions contained in Part II of the 2017 Registration Statement are modified as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the United States Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated by reference in this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020;

b)

The description of the Ordinary Shares included or incorporated by reference under Item 1 of the Registrant’s registration statement on Form 8-A, filed with the SEC on May 25, 2017, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit No.	Description
3.1	Memorandum of Association of Janus Henderson Group plc, is hereby incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated May 30, 2017
3.2	Articles of Association of Janus Henderson Group plc, is hereby incorporated by reference from Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated May 30, 2017
4.1	Janus Henderson Group plc Second Amended and Restated 2010 Long-Term Incentive Stock Plan, effective May 30, 2017 is hereby incorporated by reference from Exhibit 4.12 to the Registrant’s registration statement on Form S-8, filed on May 31, 2017 (File No. 333-218365)
4.2	Janus Henderson Group plc Third Amended and Restated 2010 Deferred Incentive Stock Plan, effective February 3, 2020*
5.1	Opinion of Carey Olsen as to the validity of the ordinary shares to be issued by the Registrant*
23.1	Consents of PricewaterhouseCoopers LLP, as auditors of the financial statements of the Registrant*
23.2	Consent of Carey Olsen (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*

*	Filed herewith

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however; that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on February 26, 2020.

Janus Henderson Group plc

By:	/s/ Richard Weil

Name:	Richard Weil
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Richard Weil and Michelle Rosenberg as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed as of the 26 day of February by the following persons in the capacities indicated.

Signature	Title

/s/ Richard Gillingwater
Richard Gillingwater	Chairman of the Board

/s/ Glenn Schafer
Glenn Schafer	Deputy Chairman of the Board

/s/ Richard Weil
Richard Weil	Chief Executive Officer
(Principal Executive Officer)

/s/ Roger Thompson
Roger Thompson	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Brennan Hughes
Brennan Hughes	Senior Vice President, Chief Accounting Officer and Treasurer
(Principal Accounting Officer)

/s/ Kalpana Desai
Kalpana Desai	Director

/s/ Jeffrey Diermeier
Jeffrey Diermeier	Director

/s/ Kevin Dolan
Kevin Dolan	Director

/s/ Eugene Flood Jr.
Eugene Flood Jr.	Director

/s/ Lawrence Kochard
Lawrence Kochard	Director

/s/ Angela Seymour-Jackson
Angela Seymour-Jackson	Director

/s/ Tatsusaburo Yamamoto
Tatsusaburo Yamamoto	Director